Exhibit 10.3

MYREXIS, INC.

305 Chipeta Way

Salt Lake City, Utah 84108

January 22, 2013

Mr. Jonathan M. Couchman

c/o Xstelos Holdings, Inc.

630 Fifth Avenue, Suite 2260

New York, New York 10020

Dear Mr. Couchman:

This letter agreement (this “Agreement”) sets forth the terms of your employment by and other arrangements with Myrexis, Inc. (the “Company”).

1. Position. Your position with the Company will be President and Chief Executive Officer. You will report directly to the Board of Directors (the “Board”). Unless and until you and the Company, acting by resolution of the Board, otherwise determine, this is a part-time position. We acknowledge that your actual time commitment may vary from week to week and month to month. Notwithstanding the foregoing, you agree to commit reasonably adequate time to, and to use good faith commercially reasonable efforts to carry out, your role as President and Chief Executive Officer. Your focus will be identifying, evaluating and pursuing, or not pursuing, as you and the Board determine, the acquisition of one or more revenue- or income-producing assets, or business combinations with entities holding such assets, in order to increase Company shareholder value. Such focus also includes conceiving, arranging and recommending to the Board financings to support such transactions. You acknowledge that your entering into any binding definitive agreement for any such transaction or financing will be subject to the prior approval by the Board. The Company acknowledges and agrees that you hold the positions and roles set forth on Exhibit A, and that you may continue to hold such positions and roles and perform your duties and responsibilities thereunder during the term of this Agreement. Other than as contemplated in the previous sentence, while in your position with the Company, you will not engage in any other employment, consulting or other business or outside activities that would create a conflict of interest with the Company, and you represent and warrant that your accepting this position and performing your obligations in this position do not conflict with or constitute a breach of any contractual or other obligation you may have to any other person or entity.

2. Start Date. Your employment will begin at 11:59 p.m. (EST) on the date hereof, unless another start date is mutually agreed upon by you and the Company. For purposes of this Agreement, the actual first day of your employment shall be referred to as the “Start Date”.

3. Salary. As your compensation under this Agreement, the Company will pay you a salary at the rate of $1.00 per year. You acknowledge receipt of such compensation for the initial period of your service under this Agreement through December 31, 2013.

4. Board of Directors. Effective as of the Start Date, you will be appointed as a member of the Board as a member of Class II. Immediately following such appointment, all other members of the Board will resign, such that you will be the sole member of the Board then serving. During the Term (as defined below), you will serve as a member of the Board, subject to any required election of the Company’s stockholders. You shall resign from the Board effective upon the termination of your employment with the Company for any reason and, in the absence of any other written resignation from the Board, this Agreement shall constitute such a written resignation, effective upon the termination of your employment.

5. Benefits. You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s executive employees in accordance with and subject to the terms of the applicable plans and policies.

6. Term and Renewal. Subject to the terms hereof, your employment hereunder will commence on the Start Date and continue through December 31, 2013 (the “Initial Term”), unless earlier terminated in accordance with the provisions of this Agreement. Thereafter, such term and any subsequent extension of such term will be automatically extended for an additional period of one (1) calendar year (each a “Subsequent Term”) unless either you or the Company provides written notice to the other that such automatic extension will not occur (a “Non-Renewal Notice”), which notice is given not less than ninety (90) days prior to the Initial Term or the then-current Subsequent Term, and unless your employment is not otherwise earlier terminated by your written resignation, your removal from your position by the Board, acting by its resolution, for Cause, or you are deceased or become permanently disabled such that you can no longer perform your obligations under this Agreement. The Initial Term and any Subsequent Term are referred to herein collectively as the “Term.” “Cause” shall mean your material breach of this Agreement or your failure to act in accordance with the Board’s direction, after written notice without cure within thirty (30) days after such notice or as soon as is practicable in any case involving a violation of law or imminent or continuing material harm to the Company.

7. Representation Regarding Other Obligations. This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition or other agreement that restricts your employment activities or that affects your ability to devote the time and attention to your work at the Company as provided in Paragraph 1 above.

8. Taxes; Section 409A. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered “non-qualified deferred compensation” under Section 409A(d)(1) of the Code, such payment or benefit, to the extent necessary to avoid any tax imposed under Section 409A(a)(1) of the Code, shall not be payable until the date that is the earlier of (A) the first business day which is six months and one day after your separation from service, and (B) your death, at which time any payments or benefits delayed pursuant to the foregoing will be paid to you in a cash lump sum. Any amounts consisting of “non-qualified deferred compensation” under Section 409A(d)(1) of the Code not delayed pursuant to the immediately preceding sentence will be paid in accordance with the normal schedule specified for such amounts. All reimbursements for expenses properly incurred by you in connection with your employment under this Agreement shall be subject to your reasonable documentation of such expenses and shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred, subject to such reasonable documentation. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A(d)(1) of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon a termination of your employment that constitutes a “separation from service” under Section 409A of the Code and Treasury Regulation Section 1.409A 1(h). For the purpose of clarity, the foregoing sentence shall not cause any forfeiture of benefits on the part of the Employee, but shall only act as a delay until such time as a “separation from service” occurs. The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. However, notwithstanding any provision of this Agreement or any other policy, program or agreements of the Company, the Company makes absolutely no representation or warranty regarding any tax consequences including, without limitation, under section 409A of the Code, and shall have no liability to you or any other person if any provisions of this Agreement (or any other policy, program or agreements of the Company) are determined to constitute “deferred compensation” under Section 409A(d)(1) of the Code but do not satisfy an exemption from or otherwise comply with Section 409A.

9. Covenants.

(a) You hereby covenant and agree that you shall not take any action to directly or indirectly cause the special cash dividend declared by the Board on January 22, 2013 (the “Dividend”) to be revoked (including by appointing other persons to the Board with the intention of revoking the Dividend). You further covenant and agree that you will use your best efforts to cause the Dividend to be paid to the stockholders of record as of the record date for the Dividend (the “Record Date”) as soon as practicable thereafter.

(b) You hereby covenant and agree to use best efforts to utilize the cash resources left in the Company following the payment of the Dividend substantially for the specific purposes for which they have been allocated in the Company’s calculation of the necessary holdback for accrued liabilities and obligations.

(c) Provided that the Company has not previously entered into a settlement agreement with the University of South Florida with respect to certain claims for which the Company may have an obligation to indemnify certain parties, you hereby covenant and agree to use best efforts to effect a settlement on terms substantially consistent with those approved by the Board on January 22, 2013.

10. Press Release. A Press Release announcing your appointment as a member of the Board and as President and Chief Executive Officer, as well as other matters, will be issued by the Company on or about the date hereof in the form attached hereto as Exhibit B.

11. Interpretation, Amendment and Enforcement. This Agreement constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the federal Southern District of New York in connection with any Dispute or any claim related to any Dispute.

12. Successors and Assigns; Counterparts. This Agreement shall be binding upon and inure to the benefit of both parties, including any corporation or other entity with which or into which the Company may be merged or which may succeed to its assets or business. This Agreement may not be assigned by you. This Agreement may be signed in identical counterparts, each of which shall be deemed an original and both of which shall constitute one and the same agreement.

[Signature Page Follows]

If you accept the terms of your employment under this Agreement, please so acknowledge by counter-signing a counterpart of this Agreement below and returning it to the Company.

Very truly yours, MYREXIS, INC.

By:	/s/ Gerald P. Belle
Name: Gerald P. Belle Title: Chairman of the Board

I have read and accept this employment offer:

/s/ Jonathan M. Couchman
Jonathan M. Couchman

Date:	1/22/2013

EXHIBIT A

Permitted Activities

Chairman of the Board, President, Chief Executive Officer and Principal Financial Officer of Xstelos Holdings, Inc. (“Xstelos”). Mr. Couchman also holds board and executive positions with subsidiaries of Xstelos.

Sole principal and stockholder of Couchman Advisors, Inc., and related positions with affiliated entities, as described in Amendment No. 1 to Schedule 13D relating to Xstelos, filed on January 16, 2013.

EXHIBIT B

Press Release